Exhibit 15

Acknowledgment of Ernst & Young LLP,

Independent Registered Public Accounting Firm

Board of Directors

Lockheed Martin Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Lockheed Martin Corporation pertaining to the Lockheed Martin Corporation 2011 Incentive Performance Award Plan of our report dated April 23, 2014 relating to the unaudited consolidated interim financial statements of Lockheed Martin Corporation that is included in its Form 10-Q for the quarter ended March 30, 2014.

/s/ Ernst & Young LLP

McLean, Virginia

April 24, 2014